EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-FA3

TERMS AGREEMENT
(to Underwriting Agreement,
dated March 27, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	May 25, 2006
Irving, Texas 75063

Greenwich Capital Markets, Inc. (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2006-FA3 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-FA3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-132046). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2006-FA3 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the “Mortgage Pools”) of conventional, fixed rate, first lien, fully amortizing one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of May 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $665,020,562 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Class Principal Balance ($)	Pass-Through Rate (%)	Class Purchase Price Percentage (%)	Required Ratings
				S&P	Fitch	Moody’s
Class A-1	20,000,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-2	10,000,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-3	121,664,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-4	200,000,000.00	5.4700000000	98.953125000	AAA	AAA	Aaa
Class A-5	—	0.5300000000	—	AAA	AAA	Aaa
Class A-6	103,995,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-7	5,190,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-8	77,000,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-9	66,502,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-10	4,109,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-11	10,000,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-12	1,287,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-13	12,575,000.00	6.0000000000	98.953125000	AAA	AAA	Aaa
Class A-R	100.00	6.0000000000	98.953125000	AAA	AAA	Aaa

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Series 2006-FA3 Designation	Greenwich Capital Markets, Inc.
Class A-1	$20,000,000.00
Class A-2	$10,000,000.00
Class A-3	$121,664,000.00
Class A-4	$200,000,000.00
Class A-5	—
Class A-6	$103,995,000.00
Class A-7	$5,190,000.00
Class A-8	$77,000,000.00
Class A-9	$66,502,000.00
Class A-10	$4,109,000.00
Class A-11	$10,000,000.00
Class A-12	$1,287,000.00
Class A-13	$12,575,000.00
Class A-R	$100.00

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, May 30, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company

Very truly yours,

GREENWICH CAPITAL MARKETS, INC.

By: ____________________________________
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By: ______________________________________
Name: Alfred Chang
Title:   Vice President

FIRST HORIZON HOME LOAN CORPORATION

By: ______________________________________
Name: Terry L. McCoy
Title:   Executive Vice President